EXHIBIT 5

FORM OF OPINION

JONES, DAY, REAVIS & POGUE
3500 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308-3242
(404) 521-3939

______, 2002

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia 20191

     Re:     Registration Statement for Common Stock

Ladies and Gentlemen:

     We are acting as counsel for Nextel Communications, Inc., a Delaware corporation (the “Company”), in connection with the resale by certain selling stockholders of up to ______shares of the Company’s Class A Common Stock, par value $.001 per share (the “Common Stock”), to be issued in connection with the Company’s acquisition of the stock of NeoWorld Communications, Inc. (“NeoWorld Communications”) and the equity interests of specified entities owned by NeoWorld Communications pursuant to the Stock Purchase and Exchange Agreement, dated as of November 29, 2001 and amended as of July 19, 2002 (as amended, the “Purchase Agreement”), by and among the Company and certain of its subsidiaries, NeoWorld Holdings, LLC and NeoWorld Communications.

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement No. 333-______on Form S-3 (the “Registration Statement”) filed by the Company to effect registration of the shares of Common Stock under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,